Exhibit 10.27

TUSIMPLE (CAYMAN) LIMITED

Karen Francis

January 19, 2021

Dear Karen:

As discussed, the Board of Directors (the “Board”) of Tusimple (Cayman) Limited (the “Company”) desires to elect you as a member of the Board. Subject to the necessary Board and shareholder approvals, we expect that your service as a member of the Board will be begin on or about January 31, 2021. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

As consideration for your service as a member of the Board, the Board will grant you an initial award and expects to grant you an annual award of restricted share units (the “RSUs”) valued at $250,000, with the number of RSUs based on the fair market value of the Company’s ordinary shares on the date of the award and subject to your continued service as a member of the Board and the vesting schedule described below. You will also receive $50,000 per year in cash compensation for your service as a Board member and an additional $10,000 per year in cash compensation for your service on each committee of the Board, in each case payable quarterly in arrears.

The RSUs will be subject to the applicable terms and conditions of the Company’s 2017 Share Plan or a successor thereto (the “Plan”) and a notice of restricted share unit award and restricted share unit agreement (collectively, the “RSU Award Agreement”). As will be more fully described in the RSU Award Agreement, the RSUs will be subject to vesting based on the satisfaction of two requirements: (i) a time-based service requirement, and (ii) a liquidity event requirement. In addition, both requirements must be satisfied prior to the seventh anniversary of the date of grant in order for the RSUs (or a portion thereof) to vest, meaning that all of the RSUs (or a portion thereof) shall automatically terminate if either one of the requirements is not satisfied prior to the seventh anniversary of the date of grant. The RSU Award Agreement will also provide that: (A) a quarterly time-based service requirement following the date of grant of the RSU, subject to your continuous service with the Company during such period; and (B) the liquidity event requirement will be satisfied upon either an initial public offering or a Sale Event (as will be defined in the RSU Award Agreement and which will cover certain sales of the Company in which holders of ordinary shares receive cash and/or marketable securities). In addition, if the Company is subject to a Change in Control (as will be defined in the RSU Agreement) before your service with the Company terminates, then you will be deemed to have satisfied 100% of the time-based requirement applicable to the RSUs upon such occurrence.

We will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies. In addition, we maintain directors and officers liability insurance from financially sound and reputable insurers on terms and conditions satisfactory to the

Karen Francis

1/19/2021

Board. We will review our compensation policy for Board members in the event of an initial public offering and the terms of any non-employee director compensation policy may supersede the terms above.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by telephone (if reasonable efforts to attend in person are unsuccessful).

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

I am excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Karen Francis

1/19/2021

Very truly yours,

TuSimple (Cayman) Limited

By:	/s/ Cheng Lu
Name:	Cheng Lu
Title:	President & CEO

I have read and accept this offer:

/s/ Karen C. Francis
Signature

Dated:	January 21, 2021